Exhibit 99.1

Nuwellis Announces the Appointment of Mike McCormick to its Board of Directors

MINNEAPOLIS, June 5, 2023 (GLOBE NEWSWIRE) -- Nuwellis, Inc. (Nasdaq: NUWE), a medical technology company focused on transforming the lives of patients suffering from fluid overload, today announced that Mike McCormick has been appointed to the company’s Board of Directors. Mr. McCormick’s vast experience includes more than 25 years of service in the medical device industry through varying leadership roles for several private and publicly traded companies. Mr. McCormick will also serve as Lead Independent Director and serve as a member of the Audit Committee and as Chair of the Nominating and Corporate Governance Committee of the Board.

“We are delighted to welcome Mike to Nuwellis’ Board of Directors. His deep experience as an executive in the medical technology field brings tremendous value to our leadership team,” said Nestor Jaramillo, Jr., President and CEO of Nuwellis. “As a former CEO of a publicly traded medical device company, I am confident that Mike’s knowledge of the space will help us further enhance our mission of transforming the lives of people suffering from fluid overload.”

From 2010 to 2023, Mr. McCormick served as the Chief Executive officer of Osprey Medical, a publicly traded, commercial-stage interventional cardiology company focused on technologies to reduce contrast-induced acute kidney injury. Prior to Osprey Medical, from 2003 to 2008, Mr. McCormick served as the Chief Executive Officer of Anulex Technologies, Inc., a private company focused on developing proprietary technologies to support the healing of spinal soft tissues. During his tenure, Anulex Technologies was successfully sold to Boston Scientific. Prior to Anulex Technologies, Mr. McCormick was President of Centerpulse Spine-Tech, a publicly traded company that was sold to Zimmer in 2003. Earlier in his career, Mr. McCormick held various sales and sales management positions with Boston Scientific and Baxter. Mr. McCormick received his Bachelor of Business Administration, Business Management degree from the University of Texas at Austin.

Mr. McCormick is currently a member of the board of directors at Osprey Medical, Inc., and Formae, Inc. He also previously served on the board of directors at OrthoCor Medical, as a director for the Cardio Renal Society of America and on the board of directors at Anulex Technologies.

“I am looking forward to joining Nuwellis’ Board of Directors, as I believe the Company has an outstanding opportunity to help patients suffering from fluid overload through its unique Aqaudex ultrafiltration therapy,” said Mike McCormick. “Nuwellis has long been at the forefront in the treatment of fluid overload for patients resistant to diuretics, and I look forward to contributing my expertise to the Board and leadership team as they embark on the next phase of growth.”

About Nuwellis
Nuwellis, Inc. (Nasdaq: NUWE) is a medical technology company dedicated to transforming the lives of patients suffering from fluid overload through science, collaboration, and innovation. The company is focused on commercializing the Aquadex SmartFlow® system for ultrafiltration therapy. Nuwellis is headquartered in Minneapolis, Minnesota, with a wholly owned subsidiary in Ireland. For more information visit www.nuwellis.com or visit us on LinkedIn and Twitter.

About the Aquadex SmartFlow System
The Aquadex SmartFlow system delivers clinically proven therapy using a simple, flexible, and smart method of removing excess fluid from patients suffering from hypervolemia (fluid overload). The Aquadex SmartFlow system is indicated for temporary (up to 8 hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kg or more whose fluid overload is unresponsive to medical management, including diuretics. All treatments must be administered by a health care provider, within an outpatient or inpatient clinical setting, under physician prescription, both having received training in extracorporeal therapies.

CONTACTS

Nuwellis, Inc.
Investors:
Vivian Cervantes
Gilmartin Group
ir@nuwellis.com

Media:
Annika Parish
Health+Commerce
annika@healthandcommerce.com